Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-4 No. 333-153678 and in the related Prospectus pertaining to the 11.00% / 11.75% Senior PIK Toggle Notes due 2015, of our report dated April 9, 2010, with respect to the financial statements of Mountain View Hospital, LLC and Subsidiary as of and for the years ended December 31, 2009 and 2008, appearing in this Current Report on Form 8-K/A of Symbion, Inc. dated June 25, 2010.

/s/ Cooper Norman

Idaho Falls, Idaho
June 23, 2010

1000 riverwalk drive, suite 100 • 83402 • POST OFFICE BOX 51330 • 83405-1330 • IDAHO FALLS, IDAHO

(208) 523-0862 • FAX (208) 525-8038 • WEB SITE: WWW.coopERNoRMAN.COM • E-MAIL: CN@COOPERNORMAN.COM